DREYFUS SHORT-TERM INCOME FUND, INC.

Meeting of Stockholders
Scheduled for Thursday, August 4, 1994


C O R R E C T I O N


          As set forth in its Prospectus, the annual rate at which fees under Dreyfus Short-Term Income Fund's 12b-1 Plan are payable is .20 of 1% of the value of the Fund's average daily net assets. This fee has remained the same since the Fund's inception, and no change is being recommended. The Fund Exhibit in the proxy materials, including the Service Plan attached thereto, which inadvertently listed a different fee amount, is revised accordingly.